Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

CHICAGO PIZZA & BREWERY, INC.

Jeremiah J. Hennessy and Paul A. Motenko certify that:

1. They are the President and Secretary, respectively of Chicago Pizza & Brewery, Inc., a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

“The name of this corporation is: BJ’s Restaurants, Inc.”

3. The foregoing amendment has been approved by the Board of Directors of said corporation.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 19,461,953. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at Huntington Beach, California, on August 2, 2004.

/s/ Jeremiah J. Hennessy
Jeremiah J. Hennessy, President

/s/ Paul A. Motenko
Paul A. Motenko, Secretary